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                      June 12, 2024

       Elizabeth Coddington
       Chief Financial Officer
       Peloton Interactive, Inc.
       441 Ninth Avenue, Sixth Floor
       New York , New York, 10001

                                                        Re: Peloton
Interactive, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            File No. 001-39058

       Dear Elizabeth Coddington:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing
       cc:                                              Tammy Albarran